Exhibit 99.1

Restoration Hardware, Inc. Reports Third Quarter Results

Corte Madera, Calif., November 22, 2005— Restoration Hardware, Inc. (Nasdaq: RSTO) today announced its financial results for the third quarter ended October 29, 2005, which are consistent with the Company’s prior updated guidance.  The Company’s financial results included the following:

•                  Net revenue increased 9% to $128.4 million for the third quarter of fiscal 2005 versus net revenue of $118.2 million for the same period last year.

•                  Comparable store sales for the third quarter of fiscal 2005 decreased 2.1% compared to an 8.7% increase in the third quarter of fiscal 2004.

•                  Direct-to-Customer net revenue increased 27% in the third quarter of 2005 on top of a 78% increase in the same period a year ago.

•                  Net results for the third quarter of fiscal 2005 reflected a net loss of $4.2 million ($0.11 per share), compared to a net loss of $3.1 million ($0.09 per share) in the third quarter of the prior year.

•                  Inventory was $164.1 million as of the end of the third quarter, up 4% from the prior year’s third quarter.

Gary Friedman, the Company’s Chairman, President and CEO, stated, “While we were disappointed with our sales for the quarter, primarily due to the sales from our Fall Lighting Sale, our fundamental business model continues to improve. Our Upholstered Furniture Event, which occurred earlier in the quarter, performed above plan with a much higher than planned shift to special orders due to the Company’s advertised 45 day delivery.  The sales from this event were also much higher than planned in the final weeks, which resulted in a greater than planned deferral of revenues into future quarters.”

Mr. Friedman continued, “Due to the fact that our Fall Lighting Sale generates a disproportionate amount of our third quarter sales compared to other quarters, we do not expect the lighting business to have a negative effect on future quarters.  Also, due to the fact that lighting is a non-seasonal core business, we are comfortable with our inventory levels in this category.  In addition, while we expect a positive impact to our fourth quarter sales from the increased deferral of third quarter transactions into fourth quarter revenue, our special order furniture sales continue to trend above plan which also is likely to drive higher levels of revenue deferral from the fourth quarter into future quarters.”

Mr. Friedman concluded, “Our product margins in both the retail and direct channels increased over last year and our overall gross margins expanded by 240 basis points in the third quarter compared to the same quarter last year consistent with our strategy to expand higher margin core businesses and the editing of lower margin discovery items and accessories.  We also continue to make significant progress in our Supply Chain and Distribution Centers, where we have both improved service and have reduced costs for the quarter compared to a year ago.”

For the nine months ended October 29, 2005, net revenue was $390.6 million, a 16% increase versus the same period a year ago. Comparable store sales for the nine months increased 2.7%

on top of a 9.0% increase in the first nine months last year. Direct-to-customer sales increased 42% to $111.8 million following a 91% increase in the same period a year ago.

The Company’s net results for the nine months ended October 29, 2005 was a loss of $9.8 million ($0.28 per share), compared to a loss of $8.9 million ($0.27 per share) for the same period last year.  The net results for the nine months ended October 29, 2005 include a pre-tax,  non-cash charge of $1.6 million ($1.0 million, after tax) associated with the removal of store fixtures from the store remodeling effort that was charged in our second quarter earnings.

The Company provides the following guidance for the fourth quarter of fiscal 2005:

•                  Comparable store sales in the low negative single digits compared to an increase of 5.7% comparable store sales in the prior year’s fourth quarter.

•                  Direct-to-customer net revenue increase of 15% to 20% on top of a 51% increase in the prior year’s fourth quarter.

•                  Earnings per share for the fourth quarter of $0.29 to $0.33 versus earnings per share of $0.28 a year ago.

•                  Inventory at the end of fiscal 2005 is expected to be up approximately 5% compared to a year ago.

•                  Capital expenditure is expected to be $27 million to $29 million for the full year.

Conference Call:

The Company’s third quarter fiscal 2005 earnings conference call is scheduled for Tuesday, November 22, 2005 at 5:00 p.m. Eastern Time. The dial-in number is 800-362-0571.  A live webcast is available at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=79100&eventID=1158542.  If you are unable to participate during the live webcast, a playback of the conference call will be available via the Internet at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=79100&eventID=1158542.beginning at 7:00 p.m. Eastern Time on Tuesday, November 22, 2005.  A webcast replay of the call will be available at www.restorationhardware.com under “Company Info-Investor Relations-Event Calendar” or by dial-in (800-757-4768) until November 28, 2005.

About Restoration Hardware, Inc.:

Restoration Hardware, Inc. is a specialty retailer of high quality home furnishings, bath fixtures and bath ware, functional and decorative hardware and related merchandise that reflects the Company’s classic and authentic American point of view.  Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com. As of November 22, 2005 the Company operated 103 retail stores and 5 outlet stores in 30 states, the District of Columbia and Canada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve known and unknown risks.  Such forward-looking statements include, without limitation, statements concerning or relating to implications of the Company’s financial results for the third quarter ended October 29, 2005, statements concerning financial results guidance for the fourth quarter of fiscal 2005, statements relating to customers’ reaction to the Company’s strategy, statements relating to the improvement in the Company’s business model, statements relating to the Company’s inventory levels, statements relating to the impact of the lighting business on future quarters, statements relating to the impact of deferral of revenues on sales in future quarters, statements relating to the rate of special order future sales and the impact thereof on the deferral of revenues into future quarters, and other statements of management’s opinion.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, including financial results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Important factors that could cause such differences include, but are not limited to, customer reactions to the Company’s current and anticipated merchandising and marketing programs and strategies, timely introduction and customer acceptance of the Company’s merchandise, positive customer reaction to the Company’s catalog and Internet offerings, revised product mix, prototype stores and core businesses, timely and effective sourcing of the Company’s merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers, effective inventory and catalog management, actual achievement of cost savings and improvements to operating efficiencies, effective sales performance, in particular during the holiday selling season, the actual impact of key personnel of the Company on the development and execution of the Company’s strategies, changes in investor perceptions of the Company, fluctuations in comparable store sales, limitations resulting from restrictive covenants in the Company’s credit facility, changes in economic or business conditions in general, changes in political conditions in the United States and abroad in general, changes in product supply, changes in the competitive environment in which the Company operates, changes in the Company’s management information needs, changes in customer needs and expectations, governmental actions and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company’s Form 10-Q for the quarter ended July 30, 2005 in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) under the captions “Revenue,” “Expenses,”

“Liquidity and Capital Resources” and “Factors that May Affect our Future Operating Results,” and in Part I, Item 4 thereof (“Controls and Procedures”).  Guidance offered by the Company represents a point-in-time estimate made by management of the Company.  The Company undertakes no obligation to update any guidance or any other forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Restoration Hardware, Inc.

Murray Jukes

VP/Controller & Acting Chief Financial Officer

(415) 924-1005

(415) 927-7264 Fax

RESTORATION HARDWARE, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

(in thousands, except per share and store data)

	13 weeks ended		13 weeks ended
	10/29/05	% of Net Revenue	10/30/04	% of Net Revenue
			(as restated)

Retail net revenue	$92,256	71.8%	$89,747	76.0%
Direct-to-customer net revenue	36,146	28.2%	28,418	24.0%
Total net revenue	128,402	100.0%	118,165	100.0%

Cost of revenue and occupancy	84,033	65.4%	80,134	67.8%
Gross profit	44,369	34.6%	38,031	32.2%

Selling, general and administrative expense	50,302	39.2%	42,511	36.0%
Loss from operations	(5,933)	(4.6)%	(4,480)	(3.8)%

Interest expense, net	(1,164)	(0.9)%	(737)	(0.6)%

Loss before income taxes	(7,097)	(5.5)%	(5,217)	(4.4)%

Income tax benefit	2,887	2.2%	2,136	1.8%

Net loss	$(4,210)	(3.3)%	$(3,081)	(2.6)%

Loss per common share, basic and diluted	$(0.11)		$(0.09)
Weighted average shares outstanding, basic and diluted	37,648		33,017

Comparable store sales (decline) growth	(2.1)%		8.7%
Stores open at end of period	102		102
Total selling square footage at end of period	676,520		673,910

	39 weeks ended		39 weeks ended
	10/29/05	% of Net Revenue	10/30/04	% of Net Revenue
			(as restated)

Retail net revenue	$278,832	71.4%	$259,094	76.7%
Direct-to-customer net revenue	111,816	28.6%	78,871	23.3%
Total net revenue	390,648	100.0%	337,965	100.0%

Cost of revenue and occupancy	267,363	68.4%	239,887	71.0%
Gross profit	123,285	31.6%	98,078	29.0%

Selling, general and administrative expense	136,725	35.0%	111,199	32.9%
Loss from operations	(13,440)	(3.4)%	(13,121)	(3.9)%

Interest expense, net	(2,823)	(0.8)%	(1,673)	(0.5)%

Loss before income taxes	(16,263)	(4.2)%	(14,794)	(4.4)%

Income tax benefit	6,478	1.7%	5,917	1.8%

Net loss	$(9,785)	(2.5)%	$(8,877)	(2.6)%

Loss per common share, basic and diluted	$(0.28)		$(0.27)
Weighted average shares outstanding, basic and diluted	34,673		32,904

Comparable store sales growth	2.7%		9.0%
Stores open at end of period	102		102
Total selling square footage at end of period	676,520		673,910

RESTORATION HARDWARE,  INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	10/29/05	1/29/05	10/30/04
			(as restated)
ASSETS
Current assets:
Cash and cash equivalents	$3,635	$1,904	$1,692
Accounts receivable	9,415	6,945	6,305
Merchandise inventories	164,138	144,185	157,457
Prepaid expense and other current assets	21,363	19,574	19,718
Total current assets	$198,551	$172,608	$185,172

Property and equipment, net	90,157	81,886	82,701
Goodwill	4,560	4,560	4,560
Other long-term assets	25,819	20,209	25,901
Total assets	$319,087	$279,263	$298,334

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$66,126	$63,920	$65,949
Debt, current portion, net of issuance costs	—	33,819	64,206
Deferred revenue and customer deposits	11,778	8,130	7,446
Other current liabilities	13,092	14,948	12,247
Total current liabilities	90,996	120,817	149,848

Long-term line of credit, net of issuance costs	79,578	—	—
Deferred lease incentives	28,445	30,365	30,513
Deferred rent	20,064	20,321	20,440
Other long-term liabilities	40	143	196
Total liabilities	219,123	171,646	200,997

Series A redeemable convertible preferred stock	—	8,331	8,331

Common stock and additional paid-in capital	169,496	159,236	158,915
Unearned compensation	—	—	(22)
Accumulated other comprehensive income	1,015	812	1,456
Accumulated deficit	(70,547)	(60,762)	(71,343)
Total stockholders’ equity	99,964	99,286	89,006

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$319,087	$279,263	$298,334

Common stock issued and outstanding at end of period	37,726	33,084	33,026